Exhibit 23.7

KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2025, with respect to the consolidated financial statements of Lineage, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Detroit, Michigan

January 15, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.